Exhibit 99.1

ProAssurance to Participate in Sandler O'Neill Insurance Conference

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Sept. 3, 2003--ProAssurance Corporation's (NYSE:PRA) President and Chief Operating Officer, Victor
T. Adamo, will be part of a panel discussion on the medical liability industry at Sandler O'Neill's 2003 Insurance Conference. The Conference will be held at the Grand Hyatt Hotel in New York City on September 16, 2003. Mr. Adamo's presentation will open the panel discussion at 7:45 AM EDT.
    The event will be webcast on the Investor Relations section of ProAssurance's website, www.ProAssurance.com, or on Sandler O'Neill's website, www.sandleroneill.com. Investors who plan to listen to the webcast should pre-register through either site prior to September 16th. An internet replay will be available from September 18, 2003 until October 17, 2003. Interested investors may also listen to the conference by dialing (800) 239-8730 and choosing Session 1; there will be no telephone replay. Presentation materials used by ProAssurance will be available on the Company's website.

    About ProAssurance

    ProAssurance Corporation is a specialty insurer with more than $2.5 billion in assets and more than $630 million in gross written premiums. As the nation's fourth largest writer of medical professional liability insurance, ProAssurance's subsidiaries, The Medical Assurance Company, Inc., Medical Assurance of West Virginia, Inc., ProNational Insurance Company and Red Mountain Casualty Insurance Company, Inc., are recognized leaders in developing solutions which serve the needs of the evolving health care industry. ProAssurance is the tenth largest writer of personal auto coverage in Michigan through its subsidiary, MEEMIC Insurance Company. A. M. Best assigns a rating of "Excellent" to ProAssurance and its subsidiaries; Standard & Poor's assigns the Company's professional liability carriers a "Strong" rating.

    CONTACT: ProAssurance Corporation, Birmingham
             Frank B. O'Neil, 800-282-6242; 205-877-4461
             foneil@ProAssurance.com